               Consent of Ernst & Young LLP, Independent Auditors


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Financial Statements" in the Statements of Additional Information and to the incorporation by reference in this Post-Effective Amendment No. 27 to the Registration Statement (Form N-1A)(No. 33-63238) of Voyageur Mutual Funds (comprised of Delaware Tax-Free Arizona Fund, Delaware Tax-Free California Fund, Delaware Tax-Free Idaho Fund, Delaware Minnesota High-Yield Municipal Bond Fund, Delaware National High-Yield Municipal Bond Fund, and Delaware Tax-Free New York Fund) of our reports dated October 4, 2002, included in the 2002 Annual Reports to shareholders.


                                                /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
November 14, 2002